Exhibit 99.1

Petrohawk Energy Corporation Prices $600 Million of Senior Notes

HOUSTON —May 17, 2011—Petrohawk Energy Corporation (NYSE:HK) announced that it has priced an offering of $600 million aggregate principal amount of its 6.25% senior notes due 2019 (“Senior Notes”) at an offer price of 100%.

Petrohawk intends to use the net proceeds from the Senior Notes offering to repay borrowings outstanding under its senior revolving credit facility and for working capital for general corporate purposes.  Petrohawk expects the closing of the offering of Senior Notes to occur on or about May 20, 2011.

The Senior Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and natural gas with properties concentrated in North Louisiana, in the Haynesville Shale; South Texas, in the Eagle Ford Shale; and West Texas, in the Midland and Delaware Basins.

This press release contains forward-looking statements within the meaning of the federal securities laws. Petrohawk cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, Petrohawk’s use of the net proceeds from the offering and the size of the offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in Petrohawk’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (copies of which may be obtained from the SEC’s website at http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Petrohawk undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Petrohawk’s expectations.

CONTACT:	Joan Dunlap
Vice President-Investor Relations
832-204-2737
jdunlap@petrohawk.com

SOURCE:	Petrohawk Energy Corporation

http://www.petrohawk.com